Exhibit 99.1

FOR IMMEDIATE RELEASE
February 26, 2025

Tandy Leather Factory Reports Fourth Quarter and Full Year 2024 Results

FORT WORTH, TEXAS – February 26, 2025 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the fourth fiscal quarter and full year 2024.

Highlights from 2024:

●	Revenues were $74.4 million, down 2.4% from 2023
●	Generated operating income of $0.6 million
●	Net income of $0.8 million, down from $3.8 million in 2023
●	Gross margins of 56.2%, down from 59.2% in 2023
●	Operating expenses $41.2 million, up 1.0% from 2023
●	Adjusted EBITDA* of $2.6 million
●	Ended year with $13.3 million of cash and cash equivalents

Tandy Leather Factory’s fourth quarter sales were $20.5 million in 2024, down from $20.8 million in 2023.  Fourth quarter 2024 gross profit was $10.8 million, down from $11.5 million in 2023.  As of December 31, 2024, the Company held $13.3 million of cash and cash equivalents, up from $12.2 million a year earlier.  The Company held inventory of $35.6 million, down from $38.0 million as of December 31, 2023.  The Company had basic and diluted net income in the quarter of $0.04 per share, versus $0.23 in the prior year.

The Company’s full year sales were $74.4 million in 2024, down from $76.2 million in 2023.  Operating expenses increased to $41.2 million up from $40.8 million in 2023 and increased as a percentage of sales to 55.4% from 53.5% in 2023.  2024 full year gross profit was $41.8 million, or 56.2%, vs $45.2 million, or 59.2%, in 2023.  Net income was $0.8 million in 2024, compared to $3.8 million in 2023.  Additional details regarding the Company’s 2024 results can be found in its Annual Report on Form 10-K, filed with the SEC on February 26, 2025.

Johan Hedberg, Chief Executive Officer of the Company, said, “In 2024, against a backdrop of weaker retail sales in the U.S., Tandy was able to slow, but not fully stop, the trend of decreasing retail sales.  At the same time, inflation in labor and materials drove an increase in our operating expenses.  While we were able to remain profitable and increase our year-end cash, we are disappointed with the Company’s results.  We were able to return substantial value to our stockholders with the sale of our corporate headquarters building, which closed last month, and the payment this month of a substantial dividend of $1.50 per share.

“Looking ahead to 2025, we hope to drive improved sales in our stores and e-commerce channel and plan to decrease the number of store moves, which led to short-term sales declines last year.  However, we expect that significant costs relating to the move of our headquarters facilities and flagship store in Fort Worth, and shifting from owning to leasing those properties, will negatively impact our ability to be profitable in 2025, and cause some unavoidable disruption to sales.  Our goal is to accomplish this transition as smoothly and efficiently as possible to position the Company for a rebound in both sales and profits in 2026,” Mr. Hedberg continued.

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Year ended December 31, 2024
Net income	$0.8
Add back:
Depreciation and amortization	1.2
Interest expense	(0.3)
Income tax provision	0.3
Stock-based compensation	0.6
Adjusted EBITDA	$2.6

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 99 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Johan Hedberg, Tandy Leather Factory, Inc.  (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.